Exhibit 99.1

Contacts

Investors

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Reports First Quarter Financial Results for 2003

Watertown, MA (May 8, 2003) —V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the transfusion blood supply, today announced its financial results for the first quarter ended March 29, 2003.

For the first quarter of 2003, Vitex reported a net loss of $6.4 million or $0.28 per share, compared to a net loss of $4.0 million, or $0.17 per share, for the first quarter of 2002. Research and development (R&D) spending increased to $5.3 million in the first quarter of 2003 compared to $4.8 million in the first quarter of 2002. The increase in R&D spending reflects costs associated with the ongoing Phase III clinical trials of the INACTINE™ pathogen reduction system for red blood cells which were initiated early in the quarter as well as the efforts to develop the automated INACTINE™ delivery device to support commercialization of the system.

Vitex’s cash position at the end of the quarter was $4.2 million. The Company is currently engaged in a $20 million rights offering under which shareholders and, under certain conditions, non-shareholders may purchase common stock from the Company at a price of $1.02 per share. The prospectus for the offering was declared effective by the Securities and Exchange Commission on March 31, 2003 and the offering commenced shortly thereafter. The subscription period for the offering is scheduled to terminate on May 15, 2003. In addition, Pall Corporation is obligated to make a $4 million milestone investment in the Company upon completion of an equity financing, including the rights offering, in an amount of $11 million or more prior to September 30, 2003.

“We made strong progress in our clinical trial program in Q1,” said Mr. John R. Barr, President and CEO of Vitex. “We are enrolling and transfusing patients in both Phase III trials for the INACTINE system for red blood cells. The rights offering is ongoing and the subscription period is scheduled to terminate on May 15. We intend to use proceeds to fund the Phase III trials and for other corporate purposes. In parallel, we are in discussions with potential marketing partners to accelerate the commercialization of our red cell system.”

Significant highlights for Q1 2003 include:

•	Both Phase III studies involving patients requiring chronic and acute transfusion support are actively enrolling patients. We completed recruitment of the clinical trial sites for the chronic transfusion study.

•	Continued progress in the development of the automated INACTINE delivery device. We plan to use the device for processing in our Phase III clinical trials.

•	Continued to strengthen our patent position with notice of allowance of a patent from the U.S. Patent and Trademark Office relating to the manufacturing process of the INACTINE inactivation compound.

Vitex will hold a conference call to discuss the first quarter results at 8:30 AM (EDT) on Thursday, May 8. Callers are invited to join the company at (800) 223-9488; replay will be available for 72 hours at (800) 753-5207.

The offer of securities in the rights offering will be made only by means of a written prospectus, a copy of which may be obtained from the Company at V.I. Technologies, 134 Coolidge Avenue, Watertown, MA, 02472, Attention: Thomas Higgins, Chief Financial Officer.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except for per share data)

	Quarter ended
	March 29, 2003	March 30, 2002
Revenues:
Partner research funding	$104	$1,961
Costs and expenses:
Research and development costs	5,325	4,832
General and administrative expenses	1,124	1,220

Total operating costs and expenses	6,449	6,052
Loss from operations	(6,345)	(4,091)
Other (expense) income, net	(19)	141

Net loss	$(6,364)	$(3,950)

Basic and diluted net loss per share	$(0.28)	$(0.17)
Weighted average number of shares	22,793	22,740

V.I. TECHNOLOGIES, INC. CONDENSED BALANCE SHEET (Unaudited) (In thousands)
	March 29, 2003	December 28, 2002
Cash and cash equivalents	$4,191	$7,249
Other current assets	5,121	7,186
Property and equipment, net	4,775	4,961
Goodwill and intangibles, net	3,303	3,365
Other assets	2,185	—

Total assets	$19,575	$22,761

Accounts payable and accrued expenses	$3,366	$2,660
Deferred revenue	1,069	1,107
Term debt and capital lease obligations	8,628	6,135
Stockholders' equity	6,512	12,859

Total liabilities and stockholders' equity	$19,575	$22,761